111 West Monroe Street Chicago, Illinois 60603-4080 T 312.845.3000 F 312.701-2361

March 31, 2010

Wasatch Funds Trust

150 Social Hall Avenue

4th Floor

Salt Lake City, Utah 84111

Re:	Wasatch Funds Trust

Ladies/Gentlemen:

We have served as counsel for the Wasatch Funds Trust (the “Trust”), which proposes to offer and sell shares of beneficial interest, $.01 par value per share, of eighteen series, Wasatch Core Growth Fund®, Wasatch Emerging Markets Small Cap Fund™, Wasatch Global Opportunities Fund™, Wasatch Global Science & Technology Fund®, Wasatch Heritage Growth Fund®, Wasatch Heritage Value Fund®, Wasatch International Growth Fund®, Wasatch International Opportunities Fund™, Wasatch Micro Cap Fund®, Wasatch Micro Cap Value Fund®, Wasatch Small Cap Growth Fund®, Wasatch Small Cap Value Fund®, Wasatch Strategic Income Fund™, Wasatch Ultra Growth Fund®, the Wasatch-Hoisington U.S. Treasury Fund, the Wasatch-1st Source Income Fund, the Wasatch-1st Source Income Equity Fund and Wasatch-1st Source Long/Short Fund (each a “Fund” and together, the “Funds”) (collectively, the “Shares”), in the manner and on the terms set forth in Post-Effective Amendment No. 50 and Amendment No. 52 to its Registration Statement on Form N-1A to be filed on or about March 31, 2010 (the “Amendment”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Bingham McCutchen LLP, issued to the Trust or Fund’s counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

The Shares of the Trust on behalf of each Fund may be legally and validly issued from time to time in accordance with the Trust’s Declaration of Trust dated November 6, 2009, as amended on December 30, 2009, the Trust’s By-Laws, the Trust’s Certificate of Designation of Series, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Trust of a purchase price of not less than the net asset value per share, and such Shares, when so issued and sold, will be validly issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Amendment (File No. 33-10451) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Amendment.

Respectfully submitted,

/s/ Chapman and Cutler LLP
CHAPMAN AND CUTLER LLP

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